EXHIBIT 6(d)

USAA Investment Management Company
10750 Robert F. McDermott Freeway
San Antonio, TX  78288

Gentlemen:

     Pursuant to paragraph 12 of the Underwriting Agreement dated as of July 25, 1990 between USAA Mutual Fund, Inc. (the "Company") and USAA Investment Management Company (the "Underwriter"), please be advised that the Company has established two new series of its shares, namely, the Science & Technology Fund and the First Strart Growth Fund ("the Funds"), and please be further advised that the Company desires to retain the Underwriter to sell and distribute shares of the Funds and to render other services to the Funds as provided in the Underwriting Agreement.

     Please state below whether you are willing to render such services as provided in the Underwriting Agreement.

                                             USAA MUTUAL FUND, INC.

Attest:   /s/ Michael D. Wagner              By:   /s/ Michael J. C. Roth
         ------------------------                ----------------------------
         Secretary                               President

Dated:    August 1, 1997

     We are willing to render services to the Science & Technology Fund and the First Start Growth Fund as set forth in the Underwriting Agreement.

                                             USAA INVESTMENT MANAGEMENT COMPANY

Attest:    /s/ Alex M. Ciccone               By:   /s/ John W. Saunders, Jr.
        -------------------------                -----------------------------
         Assistant Secretary                     Senior Vice President

Dated:  August 1, 1997

contract\mf\underwri.tng\sci-tech.fsg